            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectuses and "Auditors" in the Statements of Additional Information and to the use of our reports dated September 17, 2004, on the financial statements and financial highlights of AIM High Yield Fund, AIM Income Fund, AIM Intermediate Government Fund, AIM Limited Maturity Treasury Fund, AIM Money Market Fund, AIM Municipal Bond Fund, AIM Real Estate Fund, AIM Short Term Bond Fund, and AIM Total Return Bond Fund as of and for the year ended July 31, 2004 in the Post-Effective Amendment Number 29 to the Registration Statement (Form N-1A No. 33-39519).


                                                     ERNST & YOUNG LLP


Houston, Texas
April 21, 2005